Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-65885, 333-222213, and 333-226502) on Form S-8 of L.B. Foster Company, of our report dated June 16, 2023, with respect to the statements of net assets available for benefits of L.B. Foster Company 401(k) and Profit-Sharing Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022 and the related supplemental schedules as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of L.B. Foster Company 401(k) and Profit-Sharing Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 16, 2023